================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                            CURRENT REPORT (AMENDED)


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): December 17, 2002


                                  CAPRIUS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                    0-11914                  22-2457487
          --------               -----------------             ----------
(State or other jurisdiction        (Commission             (I.R.S. Employer
      of incorporation)             File Number)           Identification No.)


                  One Parker Plaza, Fort Lee, New Jersey 07024
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code - (201) 592-8838
                                                            --------------


================================================================================

     On January 3, 2003, Caprius, Inc. (the "Company") filed a Form 8-K to report it completed its acquisition of 33,191 shares of Series A Preferred Stock of MCM Environmental Technologies, Inc., a Delaware corporation ("MCM"), representing 57.53% of the voting stock of MCM. In response to parts (a) and (b) of Item 7 of such Form 8-K, the Company stated that it would file the required financial information by amendment. This Form 8-K/A is filed to provide the required financial information.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
          ---------------------------------

          (a) Financial Statements of Business Acquired The following financial statements of MCM are filed as part of this current report on Form 8-K/A:

               o Consolidated Financial Statements as of and for the years ended December 31, 2001 and 2000 (audited)

               o Condensed Interim Consolidated Financial Statements as of September 30, 2002 including the three and nine month periods ended September 30, 2002 and 2001 (unaudited)

          (b)  Pro forma financial information

               o Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended September 30, 2002

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         CAPRIUS, INC.


                                         By:     /s/ Jonathan Joels
                                                 ------------------
                                         Name:   Jonathan Joels
                                         Title:  Treasurer and CFO


Dated:  March 03, 2003

                     --------------------------------------
                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.
                     --------------------------------------


                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001
                             -----------------------

                     --------------------------------------
                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.
                     --------------------------------------


                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001


                                    CONTENTS

                                                                            PAGE
                                                                            ----
AUDITORS' REPORT                                                              2

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                                3

   Consolidated Statements of Operations                                      4

   Consolidated Statements of Changes in Shareholders' Deficiency             5

   Consolidated Statements of Cash Flows                                      6

   Notes to the Consolidated Financial Statements                           7-14


                                   # # # # # #

This is a copy of the audit report previously issued by Arthur Andersen LLP issued in connection with the audit of M.C.M. Environmental Technologies, Inc. for the years ended December 31, 2001 and 2000. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 8-K/A, as Arthur Andersen LP ceased providing audit services as of August 31, 2002.
________________________________________________________________________________

                      AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

We have audited the accompanying consolidated balance sheets of M.C.M. ENVIRONMENTAL TECHNOLOGIES INC. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations, changes in shareholders' deficiency and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

Without qualifying our opinion, we draw attention to Note 1C regarding the Company's dependence on financing from external sources to fund its activities.

                                                              LUBOSHITA-KASIERER
                                                                 ARTHUR ANDERSEN

Haifa, February 24, 2002

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                           CONSOLIDATED BALANCE SHEETS
                                 IN U.S. DOLLARS

                                                                          DECEMBER 31
                                                                  ---------------------------
                                                      NOTE           2001              2000
                                                      ----           ----              ----
CURRENT ASSETS
   Cash and cash equivalents                                     $  191,437        $  339,761
   Receivables and prepayments                        (3)            52,357           125,187
   Inventories                                        (4)           345,700           623,656
                                                                 -----------       -----------
                                                                    589,484         1,088,604
                                                                 -----------       -----------
FIXED ASSETS
   Cost                                               (5)           207,030           101,102
   Less - accumulated depreciation                                   62,130            41,014
                                                                 -----------       -----------
                                                                    144,909            60,088
                                                                 -----------       -----------
LEASE COSTS                                                               -            11,364
                                                                 -----------       -----------
                                                                    734,403         1,160,056
                                                                 ===========       ===========
CURRENT LIABILITIES
   Current maturities of convertible debentures       (9)         2,335,588                 -
   Trade payables                                                   488,496           368,148
   Other payables and accrued expenses                (6)           359,826           324,655
                                                                 -----------       -----------
                                                                  3,183,910           692,803
                                                                 -----------       -----------
LONG-TERM LIABILITIES
   Loan from shareholder                              (7)           699,708           753,978
   Accrued severance pay                              (8)            57,708            73,709
                                                                 -----------       -----------
                                                                    757,416           827,687
                                                                 -----------       -----------
CONVERTIBLE DEBENTURES                                (9)                 -         1,468,781
                                                                 -----------       -----------
COMMITMENTS                                           (10)                                  -

SHAREHOLDERS' DEFICIENCY
   Share capital                                      (11)              755               755
   Share premium                                                  2,737,164         2,737,164
   Accumulated deficit                                           (5,944,842)       (5,567,134)
                                                                 -----------       -----------
                                                                 (3,206,923        (1,829,215)
                                                                 -----------       -----------
                                                                 $  734,403        $1,160,056
                                                                 ===========       ==========


      The notes to the financial statements form an integral part thereof.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 IN U.S. DOLLARS

                                                                       FOR THE YEAR ENDED
                                                                          DECEMBER 31
                                                                  ---------------------------
                                                      NOTE           2001              2000
                                                      ----           ----              ----
REVENUES                                              (12)      $   650,342       $   758,200

COST OF REVENUES                                      (13)          760,574           811,754
                                                                ------------      ------------
         Gross loss                                                (110,232)          (53,554)
                                                                ------------      ------------
RESEARCH AND DEVELOPMENT COSTS                        (14)          345,616           584,375

MARKETING AND SELLING EXPENSES                        (15)          414,202           455,983

GENERAL AND ADMINISTRATIVE EXPENSES                   (16)          485,136           468,173
                                                                ------------      ------------
                                                                  1,244,954         1,508,531
                                                                ------------      ------------
         Operating loss                                          (1,355,186)       (1,562,085)

FINANCING EXPENSES, NET                                              22,522           136,810
                                                                ------------      ------------
         Net loss                                               $(1,377,708)      $(1,698,895)
                                                                ============      ============


      The notes to the financial statements form an integral part thereof.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                           CONSOLIDATED STATEMENTS OF
                       CHANGES IN SHAREHOLDERS' DEFICIENCY
                                 IN U.S. DOLLARS


                                           SHARED CAPITAL
                                        --------------------                 RECEIPTS
                                                                                ON
                                        PREFERRED   ORDINARY      SHARE       ACCOUNT     ACCUMULATED
                                         SHARES      SHARES      PREMIUM     OF SHARES      DEFICIT         TOTAL
                                        ---------   --------     -------     ---------    -----------       -----
Balance as of January 1, 2000               21         340     $  723,263   $ 375,000     $(2,868,239)   $(1,769,615)

Issuance of shares(*)                      376           -      1,845,919    (375,000)              -      1,471,295

Issuance of shares to service
  providers                                  -          18        167,982           -               -         169,000

Net loss                                     -           -              -           -      (1,698,895)     (1,698,895)
                                         -----       -----     ----------   ----------    ------------   -------------
Balance as of
  December 31, 2000                        397         359      2,737,164           -      (4,567,134)     (1,829,215)

Net loss                                     -           -              -           -      (1,377,708)     (1,377,708)
                                         -----       -----     ----------   ----------    ------------   -------------
Balance as of September 30, 2002           397         358     $2,737,164   $       -     $(5,944,842)   $ (3,206,923)
                                         =====       =====     ==========   ==========    ============   =============

(*) Net of issuance expenses of $18,817.


      The notes to the financial statements form an integral part thereof.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 IN U.S. DOLLARS

                                                                              DECEMBER 31
                                                                          -------------------
                                                                          2001           2000
                                                                          ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                                                           $(1,377,708)   $(1,698,895)
   Adjustments to reconcile net loss to net cash
     used in operating activities (see below).                            493,921        446,316
                                                                      ------------   ------------
       Net cash used in operating activities                             (883,787)    (1,252,579)
                                                                      ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of fixed assets                                                (4,537)        (9,613)
                                                                      ------------   ------------
     Net cash used in investing activities                                 (4,537)        (9,613)
                                                                      ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Receipts on account of shares                                                -      1,846,183
   Receipts from issuance of shares                                             -       (375,000)
   Proceeds from convertible debentures                                   740,000              -
   Short-term bank credit, net                                                  -        (11,376)
                                                                      ------------   ------------
     Net cash provided by financing activities                            740,000      1,459,447
                                                                      ------------   ------------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                           (148,324)       197,255
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                                      339,761        142,506
                                                                      ------------   ------------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                                            191,437        339,761
                                                                      ============   ============
ADJUSTMENTS TO RECONCILE NET LOSS
   TO NET CASH USED IN OPERATING ACTIVITIES
   Revenues and expenses not affecting operating cash
     flows:
       Depreciation                                                        21,116         20,628
       Issuance of shares in consideration for services provided                -        168,000
       Linkage differences on loan from shareholder                       (54,270)        20,781
       Provision for severance pay                                        (16,001)          (534)
       Accrued interest on convertible debentures                          88,132         65,311
                                                                      ------------   ------------
                                                                       38,977,132        274,186
                                                                      ------------   ------------
     Changes in operating assets and liabilities:
       Decrease (increase) in receivables and prepayments                  72,830       (45,4920
       Decrease in inventories                                            176,556        278,471
       Increase (decrease) in payables and accrued expenses               194,194        (50,178)
       Decrease in advances from customers                                      -        (10,671)
       Decrease in deferred costs                                          11,364              -
                                                                      ------------   ------------
                                                                          454,944        172,130
                                                                      ------------   ------------
                                                                          493,921        446,316
                                                                      ============   ============
NON CASH TRANSACTIONS
Conversion of liabilities into convertible debentures                 $    38,675    $         -
                                                                      ============   ============


      The notes to the financial statements form an integral part thereof.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 1 -  GENERAL

          A. M.C.M. Environmental Technologies Inc. (the "Company"), a Corporation registered in the state of Delaware (U.S), was established and commenced operations in March 2001. All of the shareholders of M.C.M. Ltd. transferred their holdings in M.C.M. Ltd. to the Company in consideration for the same proportional number of shares of the Company. The transfer was approved as a tax exempt transaction pursuant to section 104 of the Israeli Income Tax Ordinance, subject to certain conditions.

               Comparative data for the year ended December 31, 2000 in these financial statements present the financial position and results of operations of the Company as if M.C.M. Ltd. had been a wholly
               - owned subsidiary of the Company since inception.

          B. In September 2001, an agreement was signed between the Company, National Nephrology Associates Inc. ("NNA"), a Delaware Corporation and SteriMed Renal Inc. ("SRI"), a Delaware Corporation. According to the agreement, the Company will invest $80,000 in SRI for 80% of its share capital and NNA will invest $20,000 for 20% of SRI's share capital. According to the agreement NNA agreed to lease 5 SteriMed and 65 SteriMed Junior Systems from SRI for a five year period in consideration for a per-treatment fee.

          C. The Company has not generated sufficient revenues from its operations to fund its activities and therefore its continuing operations are dependent on financing from external sources, including shareholders (see Note 9D). Although the Company believes that based on its current contracts and potential business the Company will obtain sufficient financing to fund its activities, there is no assurance that the Company will obtain the necessary financing.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 2 -  ACCOUNTING POLICIES (CONT.)

               The significant accounting policies followed in the preparation of these financial statements, on a consistent basis are as follows:

          A.   BASIS OF PRESENTATION

               The financial statements of the Company have been prepared in U.S. dollars, as the Company's revenues are determined principally in U.S. dollars and its primary source of financing is received in U.S. dollars. Thus, the functional currency of the Company is the U.S. dollars.

               Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with principles identical to those prescribed in Statement No. 52 of the Financial Accounting Standards Board of the United States (FASB). Accordingly, items have been remeasured as follows:

               - Monetary items - at the current exchange rate at balance sheet date.

               -    Nonmonetary items - at historical exchange rates.

               - Income and expenditure items - at average exchange rates (excluding depreciation and other items deriving from nonmonetary items).

               Exchange gains and losses from the aforementioned remeasurement are reflected in the statement of operations.

          B.   CASH AND CASH EQUIVALENTS

               All highly liquid investments are considered as cash equivalents if the investments mature within three months from the date of acquisition.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

          C.   INVENTORIES

               Inventories are valued at the lower of cost or market. Cost is determined as follows:

               Raw materials          Weighted average method.
               Work in process    -   Average production costs including raw
               Finished goods     -   materials, labor and overhead.


          D.   FIXED ASSETS

               Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

          E.   RESEARCH AND DEVELOPMENT COSTS

               Research and development costs are charged to operations as incurred.

          F.   LINKED BALANCES

               Balances in currencies other then the U.S. dollar are stated at the exchange rate at balance sheet date. The representative exchange rate-at December 31, 2001 - U.S. $ 1 - NIS 4.416 (2000 - NIS 4.041). Balances linked to the Consumer Price Index ("CPI") are based on the appropriate index for each linked asset or liability. In the year of account the CPI increased by 1.4% (for the year ended December 31, 2000, there was no change in CPI).

          G.   REVENUE RECOGNITION

               Revenues from the sales of products are recognized upon shipment.

NOTE 3 -  RECEIVABLES AND PREPAYMENTS

                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Trade receivables                          $ 42,907       $ 51,710
          Government departments                        6,628         64,137
          Others                                        2,822          9,340
                                                     ---------      ---------
                                                     $ 52,357       $125,187
                                                     =========      =========

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 4 -  INVENTORIES

                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Raw materials                              $ 189,900      $230,903
          Work in process                                    -        82,243
          Finished goods                               155,800       310,500
                                                     ---------      ---------
                                                       345,700       623,656
                                                     ---------      ---------
                                                     $ 345,700      $623,656
                                                     =========      =========

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                                 IN U.S. DOLLARS

NOTE 5 -  FIXED ASSETS

                                                                                 OFFICE
                                                                                FURNITURE
                                      COMPUTER      EQUIPMENT     LEASEHOLD        AND
                                      EQUIPMENT     FOR LEASE   IMPROVEMENTS    EQUIPMENT      TOTAL
                                      ---------     ---------   ------------    ----------     -----
COST
As of January 1, 2001                  $56,956      $      -      $17,090        $27,056     $101,102

Additions                                2,370       101,400          332          1,835      105,937
                                       --------     ---------     --------       --------    ---------
As of December 31, 2001                 59,326       101,400       17,422         28,891      207,031

ACCUMULATED DEPRECIATION

As of January 1, 2001                   34,804             -        2,068          4,142       41,014

Provision                               16,889             -        1,718          2,509       21,116
                                       --------     ---------     --------       --------    ---------
As of December 31, 2001                 51,693             -        3,786          6,651       62,130
                                       --------     ---------     --------       --------    ---------
NET BOOK VALUE

As of December 31, 2001                $ 7,633      $101,400      $13,636        $22,240     $144,909
                                       ========     =========     ========       ========    =========
Annual depreciation rates              25%-33%         15%           10%          6%-15%
                                       --------     ---------     --------       --------


NOTE 6 -  OTHER PAYABLES AND ACCRUED EXPENSES

                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Salaries and related expenses (*)          $ 232,931      $195,066
          Advances from customers                       55,243        65,365
          Accrued expenses                              70,265        64,224
                                                         1,387             -
                                                     ---------      ---------
                                                     $ 359,826      $324,655
                                                     =========      =========

          (*) Includes accrued vacation pay          $  41,080      $ 43,275
                                                     =========      =========


NOTE 7 -  LOAN FROM SHAREHOLDER

          A long-term loan from a shareholder is linked to the CPI and bears no interest. The loan shall be repaid when the Company's revenues exceed $1.5 million for a six month period, and only 5% of such revenues may be remitted to the shareholder for the repayment of the loan.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 8 -  ACCRUED SEVERANCE PAY

          The Company's liability for severance pay to employees is covered by deposits with insurance companies in respect of managers' insurance and by the liability in the balance sheet. As the amounts deposited with the insurance companies are not under the Company's control or management, such deposits and the respective liability are not reflected in the balance sheet.

NOTE 9 -  CONVERTIBLE DEBENTURES

          A. Convertible debentures amounting to $875,000 are convertible into 103 Preferred A shares of the Company, upon the occurrence of certain events, including the sale of the shares of the Company by the shareholders. The debentures bear interest of 7% per annum. Through December 31, 2001 no debentures have been converted.

          B. Convertible debentures amounting to $500,000 will be repaid with no interest in four equal quarterly installments commencing March 31, 2002, and ending December 31, 2002.

          C. In 2001, the Company issued convertible debentures to certain shareholders, a service provider and one of the Company's employees, for an aggregate amount of $778,675. The debentures will be converted into Preferred A shares automatically after a minimum subsequent equity investment of $1 million. The conversion price will be equivalent to 65% of the price per share as determined in the aforementioned equity investment. If not converted the debentures will be repaid with interest of 8% per annum. In the event of a merger or acquisition of the Company's shares or assets, the Company will redeem the debentures at twice the principle amount of the debentures, not including interest. Through December 31, 2001 no debentures have been repaid or converted.

          D. Subsequent to the balance sheet date, in February 2002, the Company issued convertible debentures to certain shareholders for an aggregate amount of $220,000. The convertible debentures will be in the same terms of the convertible debentures described in 9C above.

          E. The convertible debentures include accrued interest of $181,913 at December 31, 2001 (2000 - $93,781).

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 10 - COMMITMENTS

          A. The Company is obligated to pay royalties to the Office of the Chief Scientist of the Government of Israel in respect of Government participation in research and development expenses, calculated at the rate of 3%-3.5% of sales of the products developed with the Government's participation up to the dollar amount of such participation. The balance of the royalty obligation at December 31, 2001, is approximately $452,000.

               In respect with the establishment of the Company (see Note IA), M.C.M. Ltd. received an, approval from the Chief Scientist to transfer its production rights to the Company, subject to certain conditions. According to the approval, M.C.M. Ltd. will be obligated to pay royalties based on the sales of the Company, ranging from 100% to 300% of the royalty obligation mentioned above.

          B. The Company has leased premises from a related party. The rent expenses is $1,500 per month.

          C. M.C.M. Ltd. has provided floating liens on all of its assets as collateral for the Company's convertible debentures.

NOTE 11 - SHARE CAPITAL

          A. The share capital as of December 2001 and December 2000 is composed of shares of NIS 1 par value as follow: Authorized - 1,806 Ordinary shares, 2,176 Preferred A shares; Issued and paid up - 1,098 Ordinary shares, 1,624 Preferred A shares.

          B. The Preferred A shares entitle the holders to rights identical to those of the Ordinary shares, except that the Preferred shares have preference in liquidation and full participation rights, a preference in future dividend distributions and anti dilution rights. The Preferred A shares are convertible into Ordinary shares on one-to-one basis.

          C. The Company has decided to reserve 47 Ordinary shares for issuance to employees. The shares have not yet been issued.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

          D. During 2000, the Company issued 76 Ordinary shares in consideration for their par value to marketing service providers. The issuance of the shares was recorded at their fair value, and ccordingly, the Company recorded marketing and selling expenses of $168,000.

NOTE 12 - REVENUES

          In 2001, 44% of the Company's sales were to one customer (2000 - 60%)

NOTE 13 - COST OF REVENUES

          For the year ended

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Salaries and related expenses              $ 136,515      $109,761
          Materials and subcontractors                 211,634       324,889
          Other                                        175,472       140,112
                                                     ---------      ---------

                                                       523,621       574,762
          Decrease in work in process and finish
            goods inventories                        $ 236,953      $236,992
                                                     =========      =========
                                                     $ 760,574      $811,754
                                                     =========      =========


NOTE 14 - RESEARCH AND DEVELOPMENT COSTS

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Salaries and related expenses              $ 130,689      $222,387
          Materials and subcontractors                  97,918       146,558
          Professional fees                             95,031        63,821
          Other                                         21,978       151,609
                                                     ---------      ---------
                                                     $ 345,616      $584,375
                                                     =========      =========

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 15 - MARKETING AND SELLING EXPENSES

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Salaries and related expenses              $ 114,174      $130,548
          Marketing consultant                          75,568       226,158
          Travel                                        78,427        56,951
          Other (*)                                    146,033        42,326
                                                     ---------      --------
                                                     $ 414,202      $455,983
                                                     =========      ========

(*) Includes royalties to the Chief Scientist        $  18,807      $ 19,842
                                                     =========      ========


NOTE 16 - GENERAL AND ADMINISTRATIVE EXPENSES

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                        -------------------
                                                        2001           2000
                                                        ----           ----
          Salaries and related expenses              $ 243,014      $217,911
          Legal and economic consultants               113,101       162,379
          Travel                                         7,793        15,392
          Other                                        121,228        72,491
                                                     ---------      ---------
                                                     $ 485,136      $468,173
                                                     =========      =========

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 IN U.S. DOLLARS

NOTE 17 - TAXES ON INCOME

          A. The M.C.M Ltd is subject to the Income Tax Law (Inflationary Adjustments), 1985. M.C.M. Ltd. has been provided with a status of an "approved enterprise", under the alternative benefits track, in accordance with the Law for the Encouragement of Capital Investments, 1959. A principal benefit arising from the program is a full tax exemption on undistributed income for a period of ten years. Should M.C.M. Ltd. pay dividends from income earned during the tax exemption period, it will be liable to 10%-25% tax on that income (the rate is dependent on the shareholdings rate of the non-Israeli investors). Due to the accumulated losses of M.C.M Ltd., the benefit period has not yet commenced.

          B. M.C.M. Ltd. has carry forward losses for tax purposes of approximately $5.5 million at December 31, 2001. M.C.M. Inc. has carry forward losses for tax purposes of approximately $30,000 at December 31, 2001.

          C. M.C.M. Ltd. has not received final tax assessments since incorporation.


                                   # # # # # #

                     --------------------------------------
                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.
                     --------------------------------------


               CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2002
                                   (UNAUDITED)

                     --------------------------------------
                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.
                     --------------------------------------


               CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2002


                                 C O N T E N T S

                                                                            PAGE
                                                                            ----
CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

   Consolidated Balance Sheets                                                2

   Consolidated Statements of Operations                                      3

   Consolidated Statements of Changes in Shareholders' Deficiency             4

   Consolidated Statements of Cash Flows                                      5

   Notes to the Consolidated Financial Statements                            6-7


         *


                                   # # # # # #

                        M.C.M. ENVIRONMENTAL TECHNOLOGIES

                           CONSOLIDATED BALANCE SHEETS
                                 IN U.S. DOLLARS

                                                      SEPTEMBER 30
                                               --------------------------
                                                  2002            2001
                                                  ----            ----
                                               (UNAUDITED)     (UNAUDITED)
CURRENT ASSETS
   Cash and cash equivalents                  $   92,710      $   59,489
   Other receivables and prepayments              78,836          56,859
   Inventories                                   393,800         485,800
                                              -----------     -----------
                                                 565,346         602,148
                                              -----------     -----------
FIXED ASSETS
   Cost                                          219,476         107,138
   Less - accumulated depreciation                82,385          56,850
                                              -----------     -----------
                                                 137,091          50,288
                                              -----------     -----------
LEASE DEPOSIT                                          -          11,364
                                              -----------     -----------
                                              $  702,437      $  663,800
                                              ===========     ===========
CURRENT LIABILITIES
   Convertible debentures                      3,090,277
   Trade payables                                511,377         377,886
   Other payables and accrued expenses           429,442         479,254
                                              -----------     -----------
                                               4,031,096         857,140
                                              -----------     -----------
LONG-TERM LIABILITIES
   Loan from shareholder                         675,515         711,602
   Accrued severance pay, net                     58,744          85,713
                                              -----------     -----------
                                                 734,259         797,315
                                              -----------     -----------
CONVERTIBLE DEBENTURES                                 -       1,928,161
                                              -----------     -----------
MINORITY INTEREST                                 20,000               -
                                              -----------     -----------
SHAREHOLDERS' DEFICIENCY
   Share capital                                     755             755
   Share premium                               2,737,164       2,737,164
   Accumulated deficit                        (6,820,837)     (5,656,735)
                                              -----------     -----------
                                              (4,082,918)     (2,918,816)
                                              -----------     -----------
                                              $  702,437      $  663,800
                                              ===========     ===========


    The accompanying notes are an integral part of the financial statements.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 IN U.S. DOLLARS


                                       FOR THE NINE MONTHS ENDED   FOR THE THREE MONTHS ENDED
                                             SEPTEMBER 30                  SEPTEMBER 30
                                       -------------------------   --------------------------
                                          2002          2001           2002          2001
                                          ----          ----           ----          ----
                                       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES                               $ 358,384   $   520,777      $ 103,146     $  53,801

COST OF REVENUES
     Gross loss                          372,369       650,524        142,615       107,466
                                       ----------  ------------     ----------    ----------
                                         (13,985)     (129,747)       (39,469)      (53,665)
                                       ----------  ------------     ----------    ----------
RESEARCH AND DEVELOPMENT
  EXPENSES                                78,505       262,719         33,867        72,778

MARKETING AND SELLING EXPENSES           337,748       302,794        115,562        97,194

GENERAL AND ADMINISTRATIVE
  EXPENSES                               360,608       388,414        147,878       138,607
                                       ----------  ------------     ----------    ----------
                                         776,861       953,927        297,307       308,579
                                       ----------  ------------     ----------    ----------

     Operating loss                     (790,846)   (1,083,674)      (336,776)     (362,244)

FINANCING INCOME (EXPENSES), NET         (85,149)       (5,927)       (36,213)        5,772
                                       ----------  ------------     ----------    ----------

     Net loss                          $(875,995)  $(1,089,601)     $(372,989)    $(356,472)
                                       ==========  ============     ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                           CONSOLIDATED STATEMENTS OF
                       CHANGES IN SHAREHOLDERS' DEFICIENCY
                   IN U.S. DOLLARS EXCEPT FOR NUMBER OF SHARES

                                   (unaudited)

                                                     SHARE CAPITAL
                                        NUMBER     -------------------
                                          OF       PREFERRED  ORDINARY     SHARE      ACCUMULATED
                                        SHARES      SHARES     SHARES     PREMIUM       DEFICIT         TOTAL
                                        ------     ---------  --------    -------     -----------       -----
Balance as of January 1, 2002            2,722        397        358    $2,737,164   $(5,944,842)   $(3,206,923)

Net loss                                     -          -          -             -      (875,995)      (875,995)
                                         -----      -----      -----    ----------   ------------   ------------
Balance as of September 30, 2002         2,722        397        358     2,737,164    (6,820,837)    (4,082,918)
                                         =====      =====      =====    ==========   ============   ============

Balance as of January 1, 2001            2,722        397        358     2,737,164    (4,567,134)    (1,829,215)

Net loss                                     -          -          -             -    (1,089,601)    (1,089,601)
                                         -----      -----      -----    ----------   ------------   ------------
Balance as of September 30, 2001         2,722        397        358     2,737,164    (5,656,735)    (2,918,816)
                                         =====      =====      =====    ==========   ============   ============

Balance as of July 1, 2002               2,722        397        358     2,737,164    (6,447,848)    (3,709,929)

Net loss                                     -          -          -             -      (372,989)      (372,989)
                                         -----      -----      -----    ----------   ------------   ------------
Balance as of September 30, 2002         2,722        397        358     2,737,164    (6,820,837)    (4,082,918)
                                         =====      =====      =====    ==========   ============   ============

Balance as of July 1, 2001               2,722        397        358     2,737,164    (5,300,263)    (2,562,344)

Net loss                                     -          -          -             -      (356,472)      (356,472)
                                         -----      -----      -----    ----------   ------------   ------------
Balance as of September 30, 2001         2,722        397        358    $2,737,164   $(5,656,735)   $(2,918,816)
                                         =====      =====      =====    ==========   ============   ============


    The accompanying notes are an integral part of the financial statements.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 IN U.S. DOLLARS

                                                                 FOR THE NINE MONTHS TO
                                                                      SEPTEMBER 30
                                                              -----------------------------
                                                                 2002              2001
                                                              -----------       -----------
                                                              (UNAUDITED)       (UNAUDITED)
                                                              -----------       -----------
                                                                   $                 $
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     (875,995)        (1,089,601)
  Adjustments to reconcile net loss to net cash used in
  operating activities (see below).                             140,343            415,365
                                                             -----------        -----------
  Net cash used in operating activities                        (836,786)          (674,236)
  -------------------------------------                      -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets                                      (12,446)            (6,036)
                                                             -----------        -----------
  Net cash used in investing activities                         (12,446)            (6,036)
  -------------------------------------                      -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Receipts from minority interest                                20,000                  0
  Proceeds from convertible debentures                          629,362            400,000
                                                             -----------        -----------
  Net cash provided by financing activities                     649,362            400,000
  -----------------------------------------                  -----------        -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (98,736)          (280,272)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                191,446            339,761
                                                             -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       92,710             59,489
                                                             ===========        ===========

ADJUSTMENTS TO RECONCILE NET LOSS
TO NET CASH USED IN OPERATING ACTIVITIES

Revenues and expenses not affecting operating cash flows:
---------------------------------------------------------
  Depreciation                                                   20,255             15,840
  Linkage differences on loan from shareholder                  (24,193)           (42,398)
  Provision for severance pay                                     1,036             12,004
  Accrued interest on convertible debentures                    125,327             59,830
                                                             -----------        -----------
                                                                122,425             45,276
                                                             -----------        -----------
Changes in operating assets and liabilities:
--------------------------------------------
  Decrease (increase) in receivables and prepayments            (26,479)            68,322
  Decrease in inventories                                       (48,100)           137,856
  Increase in payables and accrued expenses                        (836)           172,894
  Decrease (increase) in advances from customers                 93,333              8,983
                                                             -----------        -----------
                                                                 17,918            370,089
                                                             -----------        -----------
                                                                140,343            413,365
                                                             ===========        ===========

NON CASH TRANSACTIONS
Conversion of liabilities into convertible debentures            58,062                  0
                                                             ===========        ===========


    The accompanying notes are an integral part of the financial statements.

                     M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

                         NOTES TO THE CONDENSED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS
                                 In U.S. dollars
                                   (unaudited)


NOTE 1 -  GENERAL

          A. The accompanying financial statements have been prepared in a condensed format as of September 30, 2002, and for the nine months and three months then ended in accordance with generally accepted accounting principles in the United States (U.S. GAAP) relating to the preparation of financial statements for interim periods. Operating results for the nine months ended September 30, 2002, are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. These statements should be read in conjunction with the Company's annual financial statements and accompanying notes as December 31, 2001. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation. All such adjustments were of a normal recurring nature.

          B. Comparative data for the nine months ended September, 2001 in these financial statements present the financial position and results of operations of the Company as if M.C.M Ltd. has been a wholly-owned subsidiary of the Company since inception.

          C. The Company has not generated sufficient revenues from its operations to fund its activities and therefore its continuing operations are dependent on financing from external sources, including shareholders. Although the Company believes that based on its current contracts and potential business, the Company will obtain sufficient financing to fund its activities; there is no assurance that the Company will obtain the necessary financing.

          D. As part of an investor proposal to the Company in May 2002, the Company received a loan of $545,000 (out of which $200,000 was received subsequent to balance sheets date) from the investor. The loan is repayable upon the earlier of ("Maturity date"): (1) twelve months after grant date (2) an investment in equity or debt in the Company (3) upon acceleration after an event of default or (4) six months after grant date if the proposed acquisition is not completed as a result of the inability to complete certain conditions to the closing.

NOTE 1 -  GENERAL

               Prior to maturity date, the loan shall bear interest of Prime plus 2% per annum. Following the Maturity date the loan shall bear interest of Prime plus 6%. Upon completion of the acquisition, the loan and accrued interest will be converted and credited to the investor as part of the acquisition price.

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES

          The significant accounting policies followed in the preparation of these financial statements are identical to those applied in the preparation of the latest annual financial statements.

NOTE 3 -  FINANCIAL STATEMENTS IN U.S. DOLLARS

          The financial statements of the Company have been prepared in U.S. dollars, as the Company's revenues are determined principally in U.S. dollars and its primary source of financing is received in U.S. dollars. Thus, the functional currency of the Company is the U.S. dollars.

          The exchange rate of the U.S. dollar as of balance sheet date was $1 = NIS 4.871 (December 31, 2001 - NIS 4.416). The changes in the exchange rate of the U.S. dollar are as follows:

                                                      INCREASE (DECREASE)
                                                     IN THE EXCHANGE RATE
                                                        OF U.S. DOLLAR
                                                               %
                                                     --------------------
          For the nine months ended:
            September 30, 2002                               10.3
            September 30, 2001                                0.8
          For the three months ended:
            September 30, 2002                                2.1
            September 30, 2001                                0.5
          For the year ended December 31, 2001                9.3


                                      #####

         Unaudited Pro Forma Combined Condensed Statement of Operations


     The following unaudited pro forma combined condensed statement of operations gives effect to the acquisition of MCM Environmental Technologies, Inc. ("MCM") by Caprius, Inc. (the "Company") using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, "Business Combinations." Under this method of accounting, the Company will allocate the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when the Company obtains additional information regarding asset valuation. On December 17, 2002, the Company acquired 33,191 shares of Series A Preferred Stock of MCM, representing 57.53% of the voting stock of MCM, for a purchase price of $2.4 million. At the time of the acquisition of MCM, the Company's outstanding loans to MCM aggregated $565,000, which were paid by reducing the cash portion of the purchase price. The unaudited pro forma combined condensed statement of operations is based on the historical financial statements and the accompanying notes of MCM which are included with this filing. The unaudited pro forma combined statement of operations assumes the acquisition took place on October 1, 2001. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated on the date indicated nor is it necessarily indicative of future operating results of the combined companies. The unaudited pro forma combined condensed financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition or any acquisition related expenses. The unaudited pro forma combined condensed balance sheet as of December 31, 2002 is not included in this filing on Form 8-K/A, as the transaction occurred on December 17, 2002. The transaction is reflected in the Consolidated Balance Sheet included in the Company's previously filed December 31, 2002 Form 10-Q.

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the year ended September 30, 2002
                                   (Unaudited)


                                                                                           Proforma
                                                              Caprius          MCM        Adjustments       Total
                                                            ------------   ------------   -----------     ------------
REVENUES:
   Net patient service revenues                             $  1,549,794   $         -    $         -     $  1,549,794
   Product sales and rental revenues                                  -         487,949             -          487,949
                                                            ------------   ------------   ------------    ------------
      Total revenues                                           1,549,794        487,949             -        2,037,743
                                                            ------------   ------------   ------------    ------------

OPERATING EXPENSES:
   Cost of patient service revenues                            1,169,491             -              -        1,169,491
   Cost of product sales and rental revenue                           -         482,419                        482,419
   Research and development                                           -         161,402                        161,402
   Selling, general and administrative                           498,030        906,486                      1,404,516
   Goodwill impairment                                            67,356             -                          67,356
   Provision for bad debt and collection costs                    66,638             -                          66,638
                                                            ------------   ------------   ------------    ------------
      Total operating expenses                                 1,801,515      1,550,307             -        3,351,822
                                                            ------------   ------------   ------------    ------------
      Operating loss                                            (251,721)    (1,062,358)            -       (1,314,079)

Interest and other income (expense)                              (10,619)      (101,744)       149,039(a)       36,676
                                                            ------------   ------------   ------------    ------------

   Loss from continuing operations before minority
      interest                                                  (262,340)    (1,164,102)       149,039      (1,277,403)

   Loss applicable to minority interest                               -              -         431,097(b)      431,097
                                                            ------------   ------------   ------------    ------------

   Loss from continuing operations                              (262,340)    (1,164,102)       580,136        (846,306)

   Loss from operations of discontinued TDM segment             (155,353)            -                        (155,353)
                                                            ------------   ------------   ------------    ------------

   Net loss                                                 $   (417,693)  $ (1,164,102)  $    580,136    $ (1,001,659)
                                                            ============   ============   ============    ============

Net loss per basic and diluted common share:
   Continuing operations                                    $      (0.01)  $         -    $         -     $      (0.05)
   Discontinued operations                                         (0.01)            -              -            (0.01)
                                                            ------------   ------------   ------------    ------------
   Net loss per basic and diluted common share              $      (0.02)  $         -    $         -     $      (0.06)
                                                            ============   ============   ============    ============

Weighted average number of common shares used in
   computing earnings per share                               17,171,140             -              -       17,171,140
                                                            ============   ============   ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

1.   Basis of Pro Forma Presentation

The unaudited pro forma combined condensed statement of operations of the Company has been prepared on the basis of assumptions relating to the allocation of consideration paid to the acquired assets and liabilities of MCM. The actual allocation of the amount of the consideration may differ from that reflected in these unaudited pro forma combined statement of operations after a third party valuation and other procedures have been completed. Below are tables of the estimated purchase price allocations for MCM:


          Cash consideration at closing                               $1,835,000
          Loans previously advanced                                      565,000
                                                                      ----------
          Total purchase price                                        $2,400,000
                                                                      ==========

          Goodwill and other intangible assets                        $1,777,010
          Net tangible assets                                            622,990
                                                                      ----------
          Total acquisition cost                                      $2,400,000
                                                                      ==========


2.   Pro Forma Adjustments

          (a) Reflects the elimination of interest accrued on shareholders loans that were converted to equity upon the consummation of the acquisition.

          (b) Reflects the allocation of loss to minority interest. This amount represents 42.47% of the net loss for MCM held by minority interest holders, after the affect of other pro forma adjustments.